Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jack in the Box Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-127765, 333-115619, 333-143032, 333-150913, 333-168554, and 333-181506) on Form S-8 of Jack in the Box Inc. of our report dated November 21, 2019, with respect to the consolidated balance sheets of Jack in the Box Inc. as of September 29, 2019 and September 30, 2018, the related consolidated statements of earnings, comprehensive income, stockholders’ deficit, and cash flows for each of the fifty-two weeks ended September 29, 2019, September 30, 2018, and October 1, 2017 and the related notes, and the effectiveness of internal control over financial reporting as of November 21, 2019, which reports appear in the September 29, 2019 annual report on Form 10‑K of Jack in the Box Inc. Our report refers to a change in the method of accounting for revenue from contracts with customers in 2019 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Our report dated November 21, 2019, on the effectiveness of internal control over financial reporting as of September 29, 2019, expresses our opinion that Jack in the Box Inc. did not maintain effective internal control over financial reporting as of September 29, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

The Company did not maintain effective controls over information technology (IT) change management for systems that support the Company’s financial reporting process to ensure that program and data changes were tested, approved and implemented appropriately. Automated process-level controls and manual controls dependent upon the accuracy and completeness of information derived from IT systems were also rendered ineffective. These control deficiencies were a result of: Ineffective risk assessment, oversight and monitoring controls over changes in the Company’s IT environment in connection with the restructuring and outsourcing of certain IT support functions to third party contractors and over dependence on the knowledge and actions of certain individuals with IT expertise without providing sufficient training and documentation to support other personnel with control responsibilities.

/s/ KPMG LLP

San Diego, California
November 21, 2019